UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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 THE BOSTON BEER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear

Fellow
Stockholder

Jim Koch

Founder, Brewer,
and Chairman of the Board

April 5, 2019

It is my pleasure to invite you to attend our 2019 Annual Meeting of Stockholders on Thursday, May 16, 2019 at 9:00 a.m. ET at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

At the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect four Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm.

In January, we shared with sadness the passing of longtime Director Gregg A. Tanner. Gregg had been a member of our Board and Audit Committee since May 2007, chair of our Audit Committee since May 2013, a member of our Compensation Committee since May 2017, and a member of our Nominating/Governance Committee since May 2018. He brought with him an unparalleled knowledge of supply chain and operations, an entrepreneurial spirit, a deep humility, a genuinely caring nature, and a wonderful sense of humor. We will miss him greatly.

As you may remember from last year’s Proxy Statement, Dave Burwick joined the Company as our President and Chief Executive Officer on April 2, 2018, following the retirement of longtime President and CEO Martin Roper. Dave had been a Director since 2005 and remains on our Board today. However, Martin’s retirement created a vacancy for a Class B Director, which has yet to be filled.

In this Proxy Statement you will find information about Meghan V. Joyce, who was appointed as a Class A Director in March 2019 to fill the vacancy left by Gregg’s passing. She is a candidate for reelection as a Class A Director this year. Incumbent Class A Directors Michael Spillane and Jean-Michel Valette are also candidates for reelection this year. Dave, Cynthia Fisher, David Fialkow and I are candidates for reelection as Class B Directors.

In March we also announced that Lesya Lysyj will be joining the Company as Chief Marketing Officer in late April 2019. Lesya’s experience leading marketing and strategy for numerous recognizable and highly-respected brands will be a great addition to our leadership team as we look ahead to ensure that our brands and initiatives are well-positioned for growth.

“The Mission of The Boston Beer Company is to seek long-term profitable growth by offering the highest quality product to the U.S. beer drinker.”

At the Annual Meeting each year, it is always a pleasure for me to share news with you about our Company and samples of the beers that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 29, 2018 are available at www.bostonbeer.com.

On behalf of the Board of Directors and Boston Beer’s Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Notice of the 2019
Annual Meeting of Stockholders

Meeting Information

MAY 16, 2019

9:00 a.m. ET

(doors open at 0:00 a.m.)

Samuel Adams Brewery
30 Germania Street,
Boston, Massachusetts

To our Stockholders:

The 2019 Annual Meeting of the Stockholders of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held on Thursday, May 16, 2019, at 9:00 a.m. at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

The Class A Stockholders will meet for the following purposes:

1.	For the election of three (3) Class A Directors, each to serve for a term of one (1) year;
2.	To conduct an advisory vote to approve the compensation of our Named Executive Officers; and
3.	To consider and act upon any other business that may properly come before the meeting.

By order of the Board of Directors,

Michael G. Andrews

Corporate Secretary

April 5, 2019

The Class B Stockholder will attend for the following purposes:

1.	For the election of four (4) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 28, 2019 (“Fiscal Year 2019”); and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 18, 2019 as the Record Date for the meeting. Only Stockholders of Record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and accompanying proxy are being distributed on or about April 5, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2019

BY INTERNET	BY TELEPHONE	BY MAIL	IN PERSON AT THE
You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 15, 2019.	To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 15, 2019	If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.	ANNUAL MEETING
You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can ensure that your account remains active is to vote your shares.

We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 15, 2019.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider regarding the proposals being presented at the Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the Annual Meeting. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; or (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 18, 2019. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective Class.

2018 Business Results

The Company’s business goal is to become the leading supplier for “high end” beer drinker occasions by creating and offering high quality alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering great beers, hard ciders, and hard seltzers, while increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education.

Our business results for the Company’s 52-week fiscal period ended December 29, 2018 (“Fiscal Year 2018”) are as follows.

•	Net revenue of $995.7 million, an increase of $132.7 million, or 15.4%, from the 52-week fiscal period ended December 30, 2017 (“Fiscal Year 2017”)
•	Earnings per diluted share of $7.82, a decrease of $0.27 from Fiscal Year 2017, primarily due to a 2017 favorable one-time tax benefit of $1.72 per diluted share related to the Tax Cuts and Jobs Act of 2017, lower margins, and increased advertising, promotional, and selling expenses, partially offset by an increase in net revenue
•	Depletions (sales by our wholesalers to retailers) increase of approximately 13% compared to Fiscal Year 2017
•	Shipments (our sales to our wholesalers) of approximately 4.3 million barrels, a 13.7% increase compared to Fiscal Year 2017
•	Cash and cash equivalents on hand as of the end of Fiscal Year 2018 of $108.4 million, up from $65.6 million as of the end of Fiscal Year 2017
•	Capital investments of $55.5 million to drive efficiencies and cost reductions, and support product innovation and potential future growth

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Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the four (4) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte as our independent registered public accounting firm for Fiscal Year 2019, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Meghan V. Joyce	34	2019	Regional General Manager, U.S. & Canada, of Uber, Inc.	-
Michael Spillane	59	2016	President of Categories and Product of Nike, Inc.	Comp (chair), Audit, NG
Jean-Michel Valette*	58	2003	Chairman of Sleep Number Corporation	NG (chair), Audit (chair), Comp
* Lead Director

CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	57	2005	President and CEO of Boston Beer	**
David P. Fialkow	60	2016	Managing Director of General Catalyst Partners	Audit, NG
Cynthia A. Fisher	58	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	69	1995	Founder and Chairman of Boston Beer	-
Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NG=Nominating/Governance Committee
**	Mr. Burwick served as Chair of the Nominating Governance Committee and a member of the Compensation Committee until April 2, 2018, at which time he stepped down from those positions as only independent directors may serve on the Board’s standing committees. The Board anticipates updating the committee assignments following the 2019 Annual Meeting of Stockholders.

Named Executive Officers

For Fiscal Year 2018, Boston Beer’s “Named Executive Officers,” or “NEOs,” were President and Chief Executive Officer David A. Burwick, Treasurer and Chief Financial Officer Frank H. Smalla, and the next three most-highly compensated Executive Officers, namely, Chairman C. James Koch, Chief Sales Officer John C. Geist, and Senior Vice President of Supply Chain Quincy B. Troupe. Additionally, former President and Chief Executive Officer Martin F. Roper, who served in that role until April 2, 2018, and former Chief Marketing Officer Jonathan N. Potter, who served in that role until July 31, 2018, both qualify as NEOs for Fiscal Year 2018.

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Executive Compensation

Boston Beer’s executive compensation program seeks to attract, motivate, reward, and retain highly competent executives with an overall compensation package that affords strong performers the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on “pay for performance” through bonuses linked to company performance targets and equity awards with both performance-based vesting tied to volume growth and time-based vesting linked to service. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;
•	Competitive benchmarking of executive compensation against a peer group;
•	Bonus program for Executive Officers based solely on Company performance (depletions growth, EBIT, and resource efficiency and/or cost savings targets);
•	Long-term equity program with a mix of performance and time-based vesting criteria;
•	Annual advisory Say-on-Pay vote;
•	Policy banning hedging and pledging of Boston Beer stock by Executive Officers; and
•	Robust equity ownership guidelines applicable to our Chairman and CEO.

2018 Compensation of President & CEO David A. Burwick

In February 2017, then President and CEO Martin F. Roper announced his plans to retire in 2018. Following a year-long search for Mr. Roper’s replacement, on January 23, 2018, the Company entered into an offer letter with David A. Burwick (the “Burwick Offer Letter”) to join the Company as President & Chief Executive Officer, which offer was contingent upon subsequent approval by the Board of Directors and the Compensation Committee. The appointment and the details of the Burwick Offer Letter were subsequently approved by the Compensation Committee on February 13, 2018 and the Board of Directors on February 14, 2018. A copy of the Burwick Offer Letter was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K (a “Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on February 16, 2018. In that Form 8-K, the Company announced that Mr. Burwick would commence service as President and Chief Executive Officer on April 2, 2018.

Mr. Burwick joined the Company with an established track record of innovation and success in the beverage and consumer goods industries, including service on Boston Beer’s Board of Directors since 2005. Mr. Burwick previously served as President and CEO of Peet’s Coffee and Tea from December 2012 to March 2018. Under his leadership, Peet’s more than doubled its sales and profits over the previous five years. Prior to joining Peet’s, Mr. Burwick served as President of North America for Weight Watchers International, Inc. from April 2010 to December 2012, and in numerous leadership roles at PepsiCo from 1989 through 2009, including as Chief Marketing Officer of Pepsi-Cola North America.

Mr. Burwick’s compensation in 2018 included a base salary, a performance-based bonus made pursuant to the Company’s bonus program, two annual equity grants made pursuant to the Company’s long-term equity program, two one-time restricted stock awards and a one-time signing bonus made for the purposes of recruitment and retention, and assistance with certain relocation costs, all of which was outlined in the Burwick Offer Letter.

Mr. Burwick earned total compensation of $20,037,667 in 2018, a substantial portion of which was attributable to one-time payments, equity awards, and reimbursements made for the purposes of recruiting him to join the Company and retaining him for the long term. The mix of his total compensation for 2018 is set forth below:

President & CEO David A. Burwick’s
2018 Total Compensation Mix
Base Salary Received	$562,500
Performance Bonus Earned	$1,515,000
April 30, 2018 Stock Option Award	$1,000,910
April 30, 2018 Restricted Stock Award	$999,977
Other Compensation	$9,535
One-Time Recruitment RSA #1	$7,749,881
One-Time Recruitment RSA #2	$5,999,864
One-Time Signing Bonus	$1,600,000
One-Time Relocation Assistance	$600,000
TOTAL	$20,037,667

Each of these categories of Mr. Burwick’s compensation mix are described in detail in the Compensation Discussion and Analysis, or “CD&A” section of this Proxy Statement under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.” Included in that discussion are the establishment of Mr. Burwick’s base salary, the attainment of his performance bonus, the grant of his equity awards, and his relocation assistance, all of which were approved by the Compensation Committee and the full Board of Directors.

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Excluding the one-time payments, equity awards, and relocation assistance made for the purposes of recruitment and retention, Mr. Burwick earned total compensation of $4,087,922 in 2018, as outlined in the below chart:

President & CEO David A. Burwick’s
2018 Total Compensation Mix
Excluding One-Time Recruitment Compensation
Base Salary Received	$562,500
Performance Bonus Earned	$1,515,000
April 30, 2018 Option Award	$1,000,910
April 30, 2018 Restricted Stock Award	$999,977
Other Compensation	$9,535
TOTAL	$4,087,922

Taking into account information from a number of sources, including an assessment prepared by an executive compensation consulting firm, the Compensation Committee believes that Mr. Burwick’s compensation in 2018 was appropriate based on his responsibilities, individual performance and contribution to Boston Beer, Company performance under Mr. Burwick’s leadership, and the costs of recruiting and retaining a new President and CEO with Mr. Burwick’s capabilities and track record. The Compensation Committee also believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Other Named Executive Officer 2018 Compensation Mix

The mix of 2018 compensation of our other Named Executive Officers was also consistent with the goals of our executive compensation program. For example, as shown in the chart below, equity awards and performance-based bonuses provided approximately 61.1% of the total compensation, in the aggregate, of our other Named Executive Officers.

The actual compensation paid to each of our Named Executive Officers in 2018 is discussed in the CD&A section of this Proxy Statement. Of the total compensation of our other Named Executive Officers for 2018, salary constituted 20% to 33%, bonuses earned (paid in 2019 based on 2018 performance) constituted 0%1 to 55%, and equity compensation constituted 17% to 33%.

Former Chief Marketing Officer Jonathan N. Potter left the Company on July 31, 2018. Pursuant to his Separation Agreement, the Company made separation payments to him based on certain contingencies in Fiscal Year 2018, including his covenant not to compete with the Company. A copy of Mr. Potter’s Separation Agreement was attached as Exhibit 10.1 to the Form 8-K filed by the Company on August 9, 2018.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to this Proxy Summary and the CD&A. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

1	Mr. Potter did not receive a performance bonus for 2018 because he was not employed by the Company at the close of the fiscal year. However, he did receive separation payments in connection with his July 31, 2018 separation from the Company, which are described in more detail under the heading “Compensation of Named Executive Officers Other than the CEO and former CEO” in this Proxy Statement.

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Frequently Asked Questions

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2019 Annual Meeting of Stockholders and any adjournments thereof.

1.	When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Thursday, May 16, 2019, at 9:00 a.m. ET at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts. Please note that the formal portion of this year’s meeting is scheduled to take place in an outdoor canvased area adjacent to the Brewery due to space limitations inside the Brewery. Check-in prior to the formal portion of the meeting will take place at the Beer Garden area of the Brewery, which will be open at approximately 8:00 a.m. ET. The Brewery will remain open to Stockholders following the formal portion of the meeting as it has in past years. Stockholders who are entitled to vote are permitted to attend the meeting. Each stockholder is also permitted to bring one guest. Use of the subway is strongly encouraged due to parking limitations.

2.	Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on March 18, 2019 (the “Record Date”). Each outstanding share of Boston Beer’s Class A Common Stock, $.01 par value per share (“Class A Shares”), and Class B Common Stock, $.01 par value per share (“Class B Shares”), entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 8,735,598 Class A Shares and 2,817,983 Class B Shares.

3.	What is the difference between holding shares as a “Stockholder of Record” and as a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Stockholder of Record” (also sometimes referred to as a “Registered Stockholder”). If you are a Stockholder of Record, we sent the Notice directly to you.

If your shares are held by your broker or bank on your behalf, your shares are held in “Street Name” and you are considered a “Beneficial Owner.” If this is the case, the Notice has been sent to you by your broker, bank, or other holder of record.

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4.	I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 18, 2019, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

5.	I am a Stockholder of Record. How do I cast my vote?

BY INTERNET

You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 15, 2019.

BY TELEPHONE

To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 15, 2019

BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

IN PERSON AT THE
ANNUAL MEETING

You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

6.	I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive the printed Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a printed copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.	What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

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9.	As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•	Vote in favor of all nominees;
•	Vote for specific nominees and withhold a favorable vote for specific nominees; or
•	Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

•	Vote for the proposal;
•	Vote against the proposal; or
•	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

10.	How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.	How will “withhold” votes and abstentions be counted for matters to be voted on by the Class A Stockholders?

Abstentions and “withhold” votes will be counted as present in determining whether the quorum requirement is satisfied.

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected, but could potentially influence decisions by the Board concerning future nominations.

Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes.

12.	I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company’s 2018 executive officer compensation. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to “non-routine” matters such as the election of directors and the proposal to approve, on an advisory basis, the Company’s 2018 executive officer compensation.

13.	What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

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14.	May stockholders ask questions at the Annual Meeting?

Yes. There will be a question and answer period after the formal portion of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business.

15.	When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

16.	I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 26, 2019, or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.	Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted.

18.	Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.	How can I contact Boston Beer?

Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

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Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date, by:

•	Our Directors as of that date, all of whom are nominees for reelection as Directors;
•	Our 2018 Named Executive Officers, including Mr. Roper and Mr. Potter;
•	All of our Directors and Executive Officers as a group as of that date; and
•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which shows his percentage ownership of all outstanding Class A Shares and Class B Shares.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
C. James Koch(1)	3,042,717	26.3%
Cynthia A. Fisher(2)	153,595	1.8%
David A. Burwick(3)	87,766	1.0%
Jean-Michel Valette(4)	40,839	*
Frank H. Smalla(5)	15,902	*
Martin F. Roper	10,000	*
John C. Geist(6)	9,956	*
David P. Fialkow(7)	5,834	*
Michael Spillane(8)	5,834	*
Quincy B. Troupe(9)	3,439	*
Meghan V. Joyce(10)	844	*
Jonathan N. Potter	0	*
All Directors and Executive Officers as a group (16 people)	3,282,636	28.4%
Owners of 5% or More of the Company’s Outstanding Shares:
T. Rowe Price Associates, Inc.(11)	1,360,337	15.8%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(12)	972,983	11.3%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(13)	936,760	10.9%
100 Vanguard Blvd., Malvern, PA 19355

*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 82,323 directly-held Class A Shares; 524 unvested shares of restricted stock; 2,817,983 directly-held Class B Shares, constituting all of the outstanding shares of Class B Common Stock; options to acquire 23,665 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held as custodian for the benefit of his children; 39,300 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 50,436 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 3,656 Class A Shares held as custodian for the benefit of their children, 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 44,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Ms. Fisher’s shares include options to acquire 12,936 Class A Shares exercisable currently or within sixty (60) days. Her shares also include 3,656 Class A Shares held as custodian for the benefit of her children; 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 44,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 27,437 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, as custodian for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 39,300 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(3)	Mr. Burwick’s shares include options to acquire 19,439 Class A Shares exercisable currently or within sixty (60) days and 66,652 unvested shares of restricted stock.
(4)	Mr. Valette’s shares include options to acquire 24,339 Class A Shares exercisable currently or within sixty (60) days.
(5)	Mr. Smalla’s shares include options to acquire 8,967 Class A Shares exercisable currently or within sixty (60) days and 1,970 unvested shares of restricted stock.
(6)	Mr. Geist’s shares consist of options to acquire 8,000 Class A Shares exercisable currently or within sixty (60) days and 1,956 unvested shares of restricted stock.
(7)	Mr. Fialkow’s shares consist of options to acquire 5,834 Class A Shares exercisable currently or within sixty (60) days.
(8)	Mr. Spillane’s shares consist of options to acquire 5,834 Class A Shares exercisable currently or within sixty (60) days.
(9)	Mr. Troupe’s shares include 1,538 unvested shares of restricted stock.
(10)	Ms. Joyce’s shares consist of options to acquire 844 Class A Shares exercisable currently or within sixty (60) days.
(11)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., which reported (a) T. Rowe Price Associates, Inc. had sole voting power with respect to 273,253 shares and sole dispositive power with respect to 1,360,337 shares and (b) T. Rowe Price New Horizons Fund, Inc. had sole voting power over 466,146 shares.
(12)	Information is based on a Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc., which reported sole voting power with respect to 953,418 shares and sole dispositive power with respect to 972,983 shares.
(13)	Information is based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, which reported sole voting power with respect to 17,121 shares, shared voting power with respect to 3,346 shares, sole dispositive power with respect to 917,047 shares, and shared dispositive power with respect to 19,713 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and Executive Officers and persons who own more than 10% of our outstanding Class A Common Stock to file reports regarding their beneficial ownership of our stock with the SEC. Based solely upon a review of those filings furnished to us and written representations in the case of our Directors and Executive Officers, we believe all reports required to be filed under Section 16(a) with the SEC were timely filed in 2018, with one exception. Mr. Grinnell filed one Form 4 late on November 26, 2018, related to the sale of 784 Class A Shares on October 31, 2018, due to a communications oversight by his broker.

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Nominees for Board of Directors

The nominees for our Board of Directors have been proposed in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. Below are the nominees for election as Class A and Class B Directors, respectively, for a one-year term ending at the close of the 2020 Annual Meeting. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they represent a group of individuals with diverse skills and experience in the areas that we consider to be the most critical to our business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management.

When former President & CEO Martin F. Roper stepped down from his position and the Board on April 2, 2018, the number of Directors serving on the Board was temporarily reduced from eight to seven. At that time, the Board commenced a search for an eighth Director to fill that Class B Director vacancy. Mr. Tanner’s unfortunate passing in January 2019 then created a Class A Director vacancy on the Board. In March 2019, the Nominating/Governance Committee filled the Class A Director vacancy by appointing Ms. Joyce to the Board as a Class A Director, as permitted by our By-Laws. She is a candidate for reelection as Class A Director. As of the mailing of this Proxy Statement, the Nominating/Governance Committee remains in the late stages of its search to fill the Class B Director vacancy. Once the search is complete, it is expected that the candidate will be appointed to the Board in accordance with our By-Laws.

Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

MEGHAN V. JOYCE

Age 34
Director since: 2019
INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Joyce was appointed to Boston Beer’s Board of Directors in March 2019. She currently serves as the Regional General Manager, United States and Canada, for Uber, Inc., a tech company headquartered in San Francisco. From 2017 to 2019, she has served as Regional General Manager for U.S. and Canada Cities, responsible for business outcomes and rider and driver experience in communities across the United States and Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. She holds an MBA from Harvard Business School and a bachelor’s degree from Harvard College.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Joyce’s significant accomplishments and extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing, implementation of new technologies to reach audiences that align with our consumers, and management and retention of diverse employee groups add significant depth to the Board as we grow our business, product portfolio, customer base, and employee base.

MICHAEL SPILLANE

Age 59
Director since: 2016
INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Spillane currently serves as President of Categories and Product at Nike, Inc. (NYSE: NKE), a manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since May 2017. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016 and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Committees: Compensation Committee (Chair), Nominating/Governance Committee, Audit Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served as Chair of our Compensation Committee since May 2016 and as a member of our Nominating/Governance Committee since May 2018. He joined our Audit Committee on an interim basis in January 2019 to fill the vacancy caused by Mr. Tanner’s passing.

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JEAN-MICHEL VALETTE

Age 58
Director since: 2003; Lead Director since 2013
INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He is also Chairman of the Board of Sleep Number Corporation (NASDAQ: SNBR), a Minneapolis-based bedding company. In July 2017, he joined the Board of Directors and sits on the Audit Committee of Intertek Group plc (LSE: IKTSF), a global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company; since then he is a Director and Chairman of its Audit and Valuation Committees. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of Boston Beer.

Committees: Nominating/Governance Committee (Chair), Audit Committee (Chair), Compensation Committee

Other Public Company Directorships: Sleep Number Corporation, Intertek Group plc

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than thirty years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette serves as the Chair of our Nominating/Governance Committee, a position he has held since May 2018 after previously holding that position from May 2004 until May 2013. He has also served as a member of our Audit Committee since May 2003 and our Compensation Committee since May 2018. He was named Boston Beer’s Lead Director in May 2013. He was appointed as interim Chair of the Audit Committee in February 2019, succeeding Mr. Tanner as Chair.

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Nominees for Class B Director

DAVID A. BURWICK

Age 57
Director since: 2005
CLASS B DIRECTOR NOMINEE

In April 2018, Mr. Burwick was appointed President and Chief Executive Officer of Boston Beer. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of Weight Watchers International, Inc. (NYSE: WTW), a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc. (NASDAQ: PEP), headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. Mr. Burwick has also served on Boston Beer’s Board of Directors since May 2005.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience leading consumer products organizations. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies during his time on the Company’s Board of Directors. Prior to accepting the position of President and Chief Executive Officer in April 2018, he served on our Compensation Committee since May 2005, including as Chair from May 2006 to May 2013, and on our Nominating/Governance Committee since May 2005, including as Chair since May 2013.

DAVID P. FIALKOW

Age 60
Director since: 2016
INDEPENDENT CLASS B DIRECTOR NOMINEE

Mr. Fialkow is managing director of General Catalyst, a venture capital firm with offices in Boston, New York, and Silicon Valley, with approximately $5 billion in total capital raised. He co-founded the firm in 2000. His focus areas include travel, health and wellness, financial services, and e-commerce. His portfolio of investment includes Catalant, CLEAResult (acquired by General Atlantic), Datalogix (acquired by Oracle), Datto, Index, OGSystems, Outdoor Voices, TrueMotion, and Virtue (acquired by Oracle). Mr. Fialkow sits on boards of various not-for-profit entities, including MIT’s School of Engineering and Facing Ourselves. He has raised millions of dollars to support children’s programs by biking, running, climbing, and rowing. He previously served as Chairman of the Board of the Pan-Mass Challenge, which has raised over $650 million for cancer research to date. Mr. Fialkow and his wife Nina also produce documentary films focused on social justice, several of which have premiered at the Sundance and Tribeca Film Festivals. He is a producer of Icarus, which earned the 2017 Academy Award for Best Documentary.

Committees: Audit Committee, Nominating/Governance Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Fialkow has extensive entrepreneurial, operational, senior management, and board-level experience, including in the areas of venture capital, technology, consumer marketing, specialty retail, and corporate governance. He has served as a member of our Audit Committee since May 2017 and a member of our Nominating/ Governance Committee since May 2018.

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CYNTHIA A. FISHER

Age 58
Director since: 2012
CLASS B DIRECTOR NOMINEE

In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consults to corporate boards and executive management teams. She also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a real estate investment trust. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Chairman and CEO from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 (NASDAQ: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman of the Board of Directors.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher serves on the Board of Directors of two public companies and on the Board of Directors of several not-for-profit businesses, including the National Park Foundation, Patient Rights Advocate, and FitMoney.org. She co-founded and is Chairman of FitMoney. org, which provides curriculum for K-12 financial literacy. She also previously served on the Board of Directors of Water.org. She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

C. JAMES KOCH

Age 69
Director since: 1995
CLASS B DIRECTOR NOMINEE

Mr. Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. He also served as the Company’s Secretary and Clerk until May 2010. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm, with a focus on manufacturing.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-five years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as one of the largest suppliers in the high-end alcohol beverage category and a leading craft brewer, are a testament to his skills in brewing, strategy, brand development, and industry leadership.

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Corporate Governance

We are committed to having effective corporate governance and high ethical standards because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on our investor relations website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

All three of the individuals standing for election as Class A Directors in 2018 – Meghan V. Joyce, Michael Spillane, and Jean-Michel Valette – and one of the four individuals standing for reelection as a Class B Director – David P. Fialkow – constituting a majority of the Board of Directors, have no material relationship with Boston Beer (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. Only independent Directors may serve as members of our Audit, Compensation, and Nominating/ Governance Committees.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of product quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

In May 2013, the non-management members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-management members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other non-management Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-management Directors and reporting to the full Board and management concerning such meetings; (iii) reviewing Board agendas in collaboration with the Chairman and CEO and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; (v) serving as the principal liaison for consultation and communication between Directors and stockholders; and (vi) advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The non-management Directors generally meet in executive sessions without management as part of each regularly-scheduled Board meeting. A portion of each executive session includes the Chairman and the one non-management Director who is not independent, and another portion includes only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. The independent Directors met formally in executive sessions four times during Fiscal Year 2018.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee” and “Compensation Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, and the Compensation Committee reviews the risks associated with Boston Beer’s compensation practices.

Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other employees are required to report any proposed related party transactions to our Compliance Officer, who will bring them to the attention of the Audit Committee.

On May 18, 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2018, we have not entered into any material transaction with any of our Directors, Executive Officers, their immediate family members or related entities, or any stockholder owning 5% or more of our outstanding stock, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such related person had or will have a direct or indirect material interest.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend meetings of stockholders.

During Fiscal Year 2018, there were four regular meetings and one special telephonic meeting of the Board of Directors. Each incumbent Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which he or she served.

All Directors attended the 2018 Annual Meeting of Stockholders in person, which was held at our brewery in Boston, Massachusetts. At this meeting, the Directors had the opportunity to meet directly with a number of our individual stockholders, many of whom have held Boston Beer stock since our initial public offering in 1995.

Board Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. Membership on these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart.

Director	Audit	Compensation	Nom/Gov
David P. Fialkow
Michael Spillane		Chair
Jean-Michel Valette	Chair		Chair

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In 2018, Mr. Tanner served as Chair of our Audit Committee and a member of our Compensation and Nominating/Governance Committees. He passed away in January 2019. In January 2019, Mr. Spillane was appointed to the Company’s Audit Committee on an interim basis to fill the vacancy arising out of Mr. Tanner’s passing. In February 2019, Mr. Valette was named interim Chair of the Audit Committee, succeeding Mr. Tanner as Chair. The Nominating/Governance Committee anticipates filling these committee assignments on a more permanent basis following the Annual Meeting of Stockholders, including the committee assignment(s) of Ms. Joyce.

Ms. Fisher, Mr. Koch, and Mr. Burwick are not independent Directors. Mr. Burwick, who was formerly considered independent, served as Chair of the Nominating/Governance Committee and a member of the Compensation Committee until he became President and CEO on April 2, 2018, at which time he stepped down from those positions.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate. Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. The Nominating/ Governance Committee also oversees the annual self-evaluation process for the full Board and each of the standing committees. Copies of the Corporate Governance Guidelines and respective charters, as amended and currently in effect, are available on Boston Beer’s investor relations website, www.bostonbeer.com. The function of each committee and attendance during 2018 are described below.

Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other risks that may have a significant impact on the Company’s financial statements. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary.

The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer’s business. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Internal Audit and with representatives of the Company’s independent registered public accounting firm, and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2018 included brand health and innovation, business processes and controls, effective collaboration and execution, employee engagement, health and safety, business continuity, cybersecurity, product quality, and regulatory and legal compliance. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its Class A Shares. In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intention to sell Boston Beer stock during a corresponding time period, that member recuses himself from discussions regarding the pricing parameters under the proposed 10b5-1 Plan.

The Board has determined that two members of the Audit Committee, independent Directors David Fialkow and Jean-Michel Valette, are “audit committee financial experts” as defined under SEC rules. The Audit Committee met four times in 2018. The Chairman, the CEO, the CFO and the Chief Accounting Officer attended each of the meetings, but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with representatives of the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Committee provides general oversight of our compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company’s equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates the performance of the Chairman, CEO, and other Executive Officers against those goals; approves cash bonuses and sets salaries for

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the Chairman, CEO, and other Executive Officers, and determines the total compensation level and mix for the Chairman, CEO, and the other Executive Officers.

In cooperation with the independent Directors, members of the Compensation Committee perform an annual evaluation of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers.

The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s compensation practices as a whole. In carrying out its responsibilities, the Compensation Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Committee also issues an annual report and approves the CD&A for inclusion in the Proxy Statement.

On December 20, 2018, based on the Compensation Committee’s recommendation, the Board of Directors amended our Employee Equity Incentive Plan (our “EEIP”) to: (1) permit the grant of restricted stock units; (2) eliminate certain plan features and limitations that are no longer applicable following the repeal of the qualified performance-based exception under Section 162(m) of the Internal Revenue Code of 1986, as amended; and (3) make certain other changes to enhance administrative flexibility, including but not limited to greater flexibility related to vesting periods, grant dates for equity awards, purchase dates for investment shares, and alternatives for participants to cover their tax withholding liability. A copy of the amended EEIP was attached as Exhibit 10.1 to the Form 8-K filed by the Company on December 21, 2018.

During Fiscal Year 2018, there were four regular meetings and one special telephonic meeting of the Compensation Committee.

Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and planning for Board succession.

The Nominating/Governance Committee, acting independently, but also in concert with the Class B Stockholder, who elects the majority of the Board under our By-Laws, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. The Committee also reviews director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders, and makes recommendations to management and/or the Board for improvements; all in order to ensure the adequacy of our corporate governance policies.

During Fiscal Year 2018, there were four regular meetings and one special telephonic meeting of the Nominating/Governance Committee.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Committee identifies those attributes, qualifications, skills, and experiences that Committee members believe should be reflected on the Board as a whole. Then the Committee reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees and seeks input from the full Board on opportunities to strengthen the Board. The Committee also meets with Mr. Koch, who holds the voting rights to all Class B Shares, which entitle him to elect a majority of Board members under our By-Laws.

The Nominating/Governance Committee identifies potential Director candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board does not have a formal policy on diversity, the Nominating/Governance Committee considers and discusses diversity in selecting Director nominees. The Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives can result in more thoughtful deliberations.

The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company. The Committee has weighed the potential advantage of bringing “new blood” to the Board versus the disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Committee believes that the Board’s annual self-evaluation process serves as an appropriate alternative to term limits.

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Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year.

Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Response to 2018 Annual Meeting and Stockholder Feedback

At the Company’s 2018 Annual Meeting, all of Boston Beer’s Class A Directors were elected by a majority of votes cast. As reported in a Form 8-K filed by the Company on May 22, 2018, Mr. Spillane received a favorable vote of 88.8% of the votes cast, Mr. Tanner received a favorable vote of 92.4% of the votes cast, and Mr. Valette received a favorable vote of 97.0% of the votes cast. Additionally, the Class A Stockholders approved, on an advisory basis, the non-binding “Say-on-Pay” resolution, which received a favorable vote of 82.0% of the votes cast.

In May 2018, prior to the Company’s 2018 Annual Meeting of Stockholders, the Company reached out to its top twenty-five institutional stockholders to discuss the Company’s advisory Say-on-Pay resolution, and ultimately held a telephone conference with one large stockholder and received written responses from others. Certain stockholders indicated that a telephone conference was not necessary, as they would be voting in favor of our executive officer compensation as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders without the need for further consultation. In connection with this outreach, we received feedback that investors prefer that the Company utilize a mix of annual performance-based options and time-based restricted stock awards for its long-term equity compensation grants to its Named Executive Officers, recognizing that the Company began moving in that direction with its 2018 equity grants.2 These concerns were relayed to the Compensation Committee. As reported in a Form 8-K filed by the Company on February 15, 2019, the Compensation Committee utilized a similar mix of performance-based options and time-based restricted stock units to the Company’s Named Executive Officers in connection with their 2019 annual equity grants. At this time, the Company anticipates utilizing a similar mix of annual long-term equity grants on a going forward basis.

In recent years, we have increased our outreach to stockholders and have strengthened our corporate governance through the adoption of additional policies and procedures, including the adoption of an executive compensation clawback policy, the adoption of a policy banning hedging or pledging of Boston Beer stock, the establishment of equity ownership guidelines, and the adoption of a revised Insider Trading Policy, a revised Related Party Transactions Policy, and a revised EEIP. We intend to continue these efforts to maintain a strong corporate governance structure and engage in open communications with our stockholders about governance issues.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

2	Based partly on historical stockholder feedback, we adjusted our long-term equity program in 2018 so that the non-salary portion of the potential compensation mix of our NEOs was more balanced between: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on Company performance; and (3) restricted stock awards contingent on continued employment.

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Director Compensation

Compensation Summary

A summary of the elements of compensation for non-management Directors is set forth below:

Applies to	Payment For	Compensation	Payable
All Non-Management Directors	One-time Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant	Upon first-time election or appointment to the Board
All Non-Management Directors	Annual Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant	Upon each election to the Board
All Non-Management Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance Committee	Annual Retainer	$9,000	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee

All option awards to non-management Directors are granted under our and our Restated 1996 Stock Option Plan for Non-Employee Directors, or the “Director Option Plan.” As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares registered under the Director Option Plan is 550,000 shares, with 73,625 remaining shares available for issuance as of December 29, 2018. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

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Director Compensation for Fiscal Year 2018

The following table sets forth certain information concerning the 2018 compensation of all non-management Directors. Information regarding the compensation of Mr. Koch, Mr. Burwick, and former Director Mr. Roper, each of whom are 2018 Named Executive Officers, may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
David P. Fialkow	$42,000	$114,931	$156,931
Cynthia A. Fisher	$30,000	$114,931	$144,931
Michael Spillane	$42,000	$114,931	$156,931
Gregg A. Tanner	$49,000	$114,931	$163,931
Jean-Michel Valette	$61,000	$114,931	$175,931
(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2018, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2018 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 20, 2019.
(2)	On May 17, 2018, upon election to the Board of Directors, each non-management Director was granted an option under the Director Option Plan to purchase 1,016 Class A Shares at an exercise price of $238.90, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of December 29, 2018, the aggregate number of shares subject to stock options held by non-management Directors is shown below:

Name	Number of Option Shares
David P. Fialkow	5,834
Cynthia A. Fisher	12,936
Michael Spillane	5,834
Gregg A. Tanner	20,455
Jean-Michel Valette	24,339

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Executive Officers

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal. Martin F. Roper served as President and Chief Executive Officer for a portion of Fiscal Year 2018, and is thus a Named Executive Officer. Jonathan N. Potter served as Chief Marketing Officer for a portion of Fiscal Year 2018, and also qualifies a Named Executive Officer.

C. James Koch, 69, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was our Chief Executive Officer from that time until January 2001.

David A. Burwick, 57, was appointed President and Chief Executive Officer of Boston Beer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in California, since December 2012. Preceding that role, starting in April 2010, Mr. Burwick served as President, North America of Weight Watchers International, Inc., a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick previously had been Senior Vice President and Chief Marketing Officer of PepsiCo North American Beverages, headquartered in Purchase, New York, until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada.

Cheryl A. Fisher, 60, was appointed Boston Beer’s Vice President, Human Resources in October 2016. She joined the Company in 2014 as Director, Human Resources for Brewing and Operations. Prior to joining Boston Beer, Ms. Fisher held several vice president or director-level positions in the human resources field, including roles with Houghton International Inc. in Pennsylvania from 2012 to 2014, Reynolds Packaging Group in Illinois from 2008 to 2012, and Alcoa Inc. in Pennsylvania from 1999 to 2008.

John C. Geist, 59, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 61, was appointed Boston Beer’s Vice President, Brewing in January 2008, after serving as the Company’s Director of Quality & Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Tara L. Heath, 44, was appointed Vice President, Legal & Deputy General Counsel of Boston Beer in July 2016. She joined the Company in 1997 and has held various positions during that time, including Senior Corporate Counsel & Director of Regulatory Affairs from 2013 to 2016 and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Lesya Lysyj, 56, will join the Company as Chief Marketing Officer on or around April 29, 2019. Ms. Lysyj has nearly 30 years of marketing experience in the food and beverage industry. She comes to the Company from Welch’s Foods, based in Concord, Massachusetts, where she served as President U.S. (Sales and Marketing), a position she had held since September 2017. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Matthew D. Murphy, 50, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Frank H. Smalla, 53, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012.

Quincy B. Troupe, 52, was appointed Senior Vice President, Supply Chain in January 2016. Mr. Troupe has over twenty years of supply chain management experience in the consumer food industry. Prior to joining Boston Beer, he served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc. from 2013 to 2015, and as Vice President, Supply Chain for Campbell North America from 2010 to 2013. Prior to joining Campbell Soup, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997 to 2010.

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Compensation Discussion and Analysis

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of the executive compensation program for our Named Executive Officers. In 2018, our Named Executive Officers were:

DAVID A. BURWICK	President and Chief Executive Officer
MARTIN F. ROPER	Former President and Chief Executive Officer
FRANK H. SMALLA	Treasurer and Chief Financial Officer
C. JAMES KOCH	Founder and Chairman
JOHN C. GEIST	Chief Sales Officer
QUINCY B. TROUPE	Senior Vice President, Supply Chain
JONATHAN N. POTTER	Former Chief Marketing Officer

In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determined the specific compensation policies and decisions involving our Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company performance and equity awards with performance-based vesting linked to company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achieving the Company’s goals and delivering strong company performance, both in terms of growth and long-term stockholder value. These compensation packages are designed to:

•	provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on company performance, thereby increasing stockholder value;
•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Components of Executive Compensation and Compensation Mix

The total potential compensation mix of our Named Executive Officers balances: (1) competitive base salaries; (2) cash incentive bonuses contingent solely on Company performance; (3) option awards contingent solely on multi-year Company performance; and (4) restricted stock awards contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and the proportion of other variable, performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, tenure, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, taking individual and Company performance, individual responsibilities, and market data regarding peer group compensation into account. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

The Compensation Committee met on February 13, 2018 and reviewed the compensation packages of our Executive Officers. During the meeting, the Committee approved the 2018 base salaries of our Named Executive Officers, to be effective March 26, 2018, as follows: $750,000 for Mr. Burwick3; $783,000 for Mr. Roper, no increase from his 2017 base salary; $520,000 for Mr. Smalla, a 3.0% increase from his 2017 base salary; $415,000 for Mr. Koch, a 2.5% increase from his 2017 base salary; $520,000 for Mr. Geist, a 3.0% increase from his 2017 base salary; $389,000 for Mr. Troupe, a 10.0% increase from his 2017 base salary; and $492,000 for Mr. Potter, a 2.6% increase from his 2017 base salary. Mr. Troupe’s salary increase was attributed to supply chain results and demonstrated leadership skills in 2017.

Cash Incentive Bonuses

Bonuses payable to our Executive Officers are based solely on Company performance against certain “Company Goals” in accordance with a “Bonus Scale.” In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax (“EBIT”), and resource efficiency (focused cost savings) targets.

The target parameters of the 2018 Company Goals were established by the Compensation Committee on December 19, 2017, based on the Company’s 2018 Financial Plan, as reported in a Form 8-K filed by the Company on December 21, 2017. The 2018 Company Goals consisted of achieving: (1) certain depletions targets over 2017 (“2018 Depletions Growth”), which are weighted as 60% of the Goals; (2) certain EBIT targets, which are weighted as 20% of the Goals; and (3) the generation of certain resource efficiency targets, which are weighted as 20% of the Goals. Bonus payouts were determined in accordance with the 2018 Bonus Scale, which provided for between 0% and 250% payout, based on the Company’s performance against the Company Goals as determined by the Compensation Committee. As a motivation tool, the Committee provided the opportunity for a payout of up to 250% bonus potential in the event that the Company’s performance significantly exceeded the targets of the Company Goals.

The 2018 Bonus Scale was a sliding scale of target points for each of the depletions, EBIT, and resource efficiency goals. For example, the potential payouts for achievement relative to the 2018 Depletions Growth target would have been: 0% of the target if 2018 Depletions Growth was 0.4% or less; 50% of the target if 2018 Depletions Growth was 2.4%; 100% of the target if 2018 Depletions Growth was 4.4%; 200% of the target if 2018 Depletions Growth was 10.4%; and 250% of the target if 2018 Depletions Growth was 14.4% or greater. These targets were established following annual depletions decreases of 7% in 2017 and 5% in 2016. For the EBIT target, potential payouts would have been: 0% of the target if the Company’s 2018 EBIT was $96 million or less; 50% of the target if 2018 EBIT was $100 million; 100% of the target if 2018 EBIT was $104 million; 200% of the target if 2018 EBIT was $120 million; and 250% of the target if 2018 EBIT was $132 million or higher. For the resource efficiency target, potential payouts would have been: 0%

3	Mr. Burwick entered into the Burwick Offer Letter on January 23, 2018, subject to subsequent approval by the Board of Directors and the Compensation Committee. The Burwick Offer Letter established Mr. Burwick’s 2018 base salary as $750,000. The appointment was approved by the Company’s Compensation Committee on February 13, 2018 and the Board of Directors on February 14, 2018.

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of the target if the Company recognized $5 million or less in resource efficiencies; 50% of the target if the Company recognized $9 million in resource efficiencies; 100% of the target if the Company recognized $15 million in resource efficiencies; 200% of the target if the Company recognized $23 million in resource efficiencies; and 250% of the target if the Company recognized $27 million or more in resource efficiencies.

The 2018 bonus opportunities for the NEOs, approved by the Compensation Committee, were based 100% on the Company’s performance against the 2018 Company Goals in accordance with the 2018 Bonus Scale. If the Company achieved the 100% payout level on the Bonus Scale, the bonus potential of the NEOs were to range between 50% and 100% of their respective base salaries. The bonus potentials of the Company’s NEOs in 2018 were as follows: Mr. Burwick: 100% of base salary; Mr. Smalla: 60% of base salary; Mr. Koch: 100% of base salary; Mr. Geist: 60% of base salary; and Mr. Troupe: 50% of base salary. Mr. Roper and Mr. Potter were not eligible for bonus payouts for 2018, as they did not remain employed by the Company at year end. The bonus potentials of the Company’s other executive officers for 2018 ranged between 25% and 50% of their respective base salaries, with payout levels calculated in accordance with the 2018 Bonus Scale.

The Compensation Committee met on February 12, 2019 and reviewed the Company’s performance against the 2018 Bonus Scale, and determined that the Company ultimately achieved 202% of the 2018 Company Goals. In making this assessment, the Committee determined that the Company significantly exceeded each of the depletions growth, EBIT, and resource efficiency targets. Specifically, the Committee determined that the Company hit 230% of target for 2018 Depletions Growth; 182% of target for EBIT; and 140% of target for resource efficiency. As noted herein, the Company achieved 13% depletions growth in Fiscal Year 2018, significantly exceeding growth targets. This was a significant turnaround from Fiscal Year 2017, in which we experienced a depletions decrease of approximately 7% over the fiscal year ended December 31, 2016 (“Fiscal Year 2016”). Additionally, the Committee determined that the Company achieved $18.2 million in resource efficiencies, despite that those savings were offset by the incremental costs required to meet the demands of our accelerated depletions growth, as well as increases in commodity costs. The Committee accordingly approved 2018 bonuses for our Executive Officers, including the following bonuses for our Named Executive Officers: $1,515,000 for Mr. Burwick; $626,044 for Mr. Smalla; $833,638 for Mr. Koch; $626,044 for Mr. Geist; and $384,615 for Mr. Troupe. These bonuses were paid in March 2019.

Long-Term Equity Awards

Long-Term Equity Awards (“LTE Awards”) are designed to provide Executive Officers and other select employees a reward for delivering long-term stockholder value, so as to align the interests of our key employees with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key employees. Our LTE Awards program is governed by our EEIP, which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to the Form 8-K filed by the Company on December 22, 2018. The primary components of our LTE Awards program -- stock option awards, restricted stock awards (prior to 2019), restricted stock units (commencing in 2019), and investment shares – are described in detail below.

Stock Option Awards

Under our EEIP, certain employees are eligible to receive stock option awards. While historically granted on an annual basis in January, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as a part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from the annual grants.

The Compensation Committee believes that stock option awards are an effective way to reward Executive Officers and senior managers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee also endeavors to create an incentive for retention. The Compensation Committee has also granted time-based vesting options in the past to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new employees. The Compensation Committee reviews any employment offers made to new Executive Officers that contain equity grants; any such grant is conditioned on approval of the Compensation Committee and the full Board of Directors. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

At its meeting on December 20, 2017, the Board of Directors approved, upon the recommendation of the Compensation Committee, grants of stock option awards to seven Executive Officers and one vice president, to be effective on January 1, 2018, for a total of 17,531 shares. The January 1, 2018 option grants included the following awards to our Named Executive Officers: 0 option shares to Mr. Roper, due to his previously-announced pending retirement; 3,023 option shares to Mr. Smalla, valued at $249,984 on the grant date; 1,511 option shares to Mr. Koch, valued at $124,951 on the grant date; 3,023 option shares to Mr. Geist, valued at $249,984 on the grant date; and 2,116 option shares to Mr. Troupe, valued at $174,981 on the grant date. The Board also approved a grant of 2,418 option

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shares to Mr. Potter, valued at $199,953 on the grant date, which were subsequently cancelled upon his separation from the Company on July 31, 2018.

At its meeting on February 14, 2018, the Board of Directors approved, upon the recommendation of the Compensation Committee and pursuant to the Burwick Offer Letter, the grant of a stock option award to Mr. Burwick, to be effective April 30, 2018, for a total of 9,959 option shares, valued at $1,000,910 on the grant date.

The extent to which all of these option shares may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2019 over Fiscal Year 2017. The determination of the vesting of these stock option shares will be made by the Compensation Committee before March 1, 2020. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2019 over Fiscal Year 2017 is equal to or greater than 3.5%, the options will vest as to 33% of the underlying shares on March 1, 2020, 33% on January 1, 2021, and 34% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2019 over Fiscal Year 2017 is equal to or greater than 2% but less than 3.5%, the options will vest as to 16.5% of the underlying shares on March 1, 2020, 16.5% on January 1, 2021, and 17% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the growth targets are not met.

Each of the option awards granted to the Company’s Executive Officers in Fiscal Year 2018 included a double-trigger Change-in-Control clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares.

Restricted Stock Awards

Restricted stock awards or “RSAs” are granted by the Board of Directors upon the recommendation of the Compensation Committee, and are ratified by the Class B Stockholder. In making its recommendations, the Committee takes into account recommendations from the CEO and Chairman. RSAs have historically been granted on an annual basis on January 1, valued at fair market value as of the award date. These shares of restricted stock generally vest over a five-year period, at the rate of 20% per year. On occasion, RSA grants are made at other times during the year, such as upon the hiring of a new executive or senior manager. Grants of RSAs have occasionally included different vesting schedules.

Boston Beer believes that restricted stock awards serve as an important retention tool for its employees because: (1) for most employees, restricted stock awards are easier to understand and value than stock option awards; (2) restricted stock has value even if the share price decreases after the date of the award; and (3) restricted stock allows employees to think and act like owners of the Company. That said, the Company believes in striking a proper balance between stock option awards and restricted stock awards for its Executive Officers.

On January 1, 2018, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 18,873 shares of restricted stock to 138 employees, including nine Executive Officers. All shares vest 20% per year over a five-year period, contingent on continued employment on the applicable vesting dates. Each of the restricted stock awards granted to the Company’s Executive Officers and other employees in 2018 included a double-trigger Change in Control clause. The January 1, 2018 grants including the following RSAs to our Named Executive Officers: 0 shares to Mr. Roper, due to his previously-announced pending retirement; 1,308 shares to Mr. Smalla, valued at $249,959 on the grant date; 654 shares to Mr. Koch, valued at $124,979 on the grant date; 1,308 shares to Mr. Geist, valued at $249,959 on the grant date; and 1,046 shares to Mr. Troupe, valued at $199,891 on the grant date. The Board also approved a grant of 1,046 shares to Mr. Potter, valued at $199,891 on the grant date, which were subsequently cancelled upon his separation from the Company on July 31, 2018.

At its meeting on February 14, 2018, the Board of Directors approved, upon the recommendation of the Compensation Committee and pursuant to the Burwick Offer Letter, the grant of an annual RSA to Mr. Burwick, to be effective April 30, 2018, for a total of 4,361 shares, which was ultimately valued at $999,977.30 on the grant date. Similar to the RSAs granted to the other Named Executive Officers, all shares vest 20% per year over a five-year period, contingent on continued employment on the applicable vesting dates. This award also includes a double-trigger Change in Control clause.

In connection with his hiring, the Company also granted two one-time restricted stock awards to Mr. Burwick for the purposes of recruitment and retention (the “Recruitment RSAs”), both of which were effective on April 30, 2018. Recruitment RSA #1 is for 33,798 shares, valued at $7,749,881.40 on the grant date. The vesting of these shares is contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-third of the shares vesting on April 30 in each of the years 2019 through 2021, subject to accelerated vesting upon the occurrence of certain specified events. Recruitment RSA #2 is for 26,166 shares, valued at $5,999,863.80 on the grant date. The vesting of these shares is contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-half of the shares vesting in 2020, and one-quarter of the shares vesting in the years 2021 and 2022, subject to accelerated vesting upon the occurrence of certain specified events.

Additionally, one senior manager was granted an award of 363 shares of restricted stock in July 2018 for the purposes of retention.

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Restricted Stock Units

On December 20, 2018, the Board of Directors, upon the recommendation of the Compensation Committee, amended the EEIP to permit the grant of restricted stock units, or “RSUs”, as reported in a Form 8-K filed by the Company on December 21, 2018. A copy of the amended EEIP, which was also approved by Mr. Koch as the sole holder of the Company’s Class B Shares, was attached as Exhibit 10.1 to that Form 8-K. RSUs are valued in terms of Company stock, except participants do not actually receive the underlying shares until the vesting contingencies are met. This differs from RSAs, where participants actually receive the underlying and can vote the restricted underlying shares.

Investment Shares

Eligible Boston Beer employees, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP,” where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer employees, referred to herein as “ISP Eligible Employees,” generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer.

Under our Investment Share Program, ISP Eligible Employees may purchase such number of Class A Shares that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500 (“Investment Shares”). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Employees have the opportunity to purchase Investment Shares on an annual basis -- historically on January 1 each year --with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates. While the Chairman and the CEO are precluded from participating in the ISP, other Executive Officers are permitted to participate.

In 2018, Boston Beer employees purchased a total of 9,214 Investment Shares under the ISP, of which 417 shares were purchased by three Executive Officers. Of our Named Executive Officers, Mr. Smalla purchased 114 shares under the ISP, effective January 1, 2018, at the price of $152.88, which was a 20% discount on the market price for that date.

Executive Benefits

In 2018, the Company’s Executive Officers were eligible for the same level and offering of benefits, including annual life insurance premiums, Company matching contributions under the Company’s 401(k) plan, car allowances where applicable, Company health savings contributions under the Company’s medical plan, fitness reimbursements, and other benefit programs as were made available to other employees. The Company provides no additional benefits to its Executive Officers. However, certain employees are eligible for the reimbursement of relocation, commuting, and living expenses (“Relocation Assistance”) upon hiring and for a limited period thereafter. In Fiscal Year 2018, Mr. Burwick received $600,000 in Relocation Assistance, Mr. Smalla received $52,431 in Relocation Assistance, and Mr. Potter received $35,077 in Relocation Assistance.

How Executive Pay Levels are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Executive Officer, including salary, bonus, and equity grants. The Committee also considers actual and unrealized gains made by the Executive Officers through historical LTE Awards.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who impact significantly, or who have the potential to impact significantly, Boston Beer’s business.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2018, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive

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Officers prepared by Frederick W. Cook & Co., Inc., or FW Cook, a nationally-recognized executive compensation consulting firm, presented in October 2015 (the “FW Cook Assessment”).4 At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business.

FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

FW Cook Assessment Boston Beer Peer Group

B&G Foods, Inc.	Lancaster Colony Corp.	Steve Madden, Ltd.
Calavo Growers Inc.	Movado Group, Inc.	The Hain Celestial Group, Inc.
Cal-Maine Foods Inc.	National Beverage Corp.	Tootsie Roll Industries Inc.
Diamond Foods Inc.	Oxford Industries, Inc.	Tumi Holdings Inc.
G-III Apparel Group, Ltd.	Pinnacle Foods, Inc.	Vector Group Ltd.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.

Once this peer group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding Named Executive Officer 2018 compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are more important drivers of total compensation decisions than comparisons against the peer group.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, stock option awards, and restricted stock awards.

Stock Ownership and Retention Guidelines

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and six times annual cash compensation for the non-management Directors, and retention of a portion of the net shares received upon exercise of certain stock option awards for a period of time. Under the guidelines, the Compensation Committee in the future may establish equity ownership guidelines for the Company’s other Executive Officers.

4	FW Cook performed a similar assessment in June through October of 2018, which the Compensation Committee utilized as an element in its assessment of executive compensation packages for the 2019 Fiscal Year.

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The following requirements apply to all LTE Awards to the Chairman granted after February 7, 2013: (i) retention of 75% of net shares for six months after exercise or vesting, and (ii) retention of 50% of net shares for one year after exercise or vesting.

The CEO and the non-management Directors have an indefinite period to achieve the target ownership, but for all LTE Awards granted after February 7, 2013, they must retain 100% of Net Shares until the target has been achieved, and if not achieved within five years, they must retain 75% of Net Shares on any LTE Awards granted prior to February 7, 2013. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new LTE Awards granted after February 7, 2013. For the purposes of these guidelines, “Net Shares” means shares acquired upon the exercise of an option or the vesting of restricted stock, after the payment any applicable exercise price or taxes.

Ownership requirements lapse on the first to occur of: (i) the first anniversary of voluntary termination of employment or resignation from the Board; (ii) the first anniversary of involuntary termination of employment or resignation or removal from the Board for cause; (iii) involuntary termination of employment or resignation from the Board other than for cause; (iv) death; (v) for individuals other than Mr. Koch, a Change in Control.

The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on February 12, 2019, and determined that three Directors had achieved their respective share ownership targets, while four Directors had yet to achieve their respective share ownership targets.

Tax Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits to $1,000,000 the tax deductibility by a publicly-traded corporation of compensation paid to the CEO and certain other Named Executive Officers. However, prior to the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, compensation that qualified as “performance-based” was excluded from the $1,000,000 limit if, among other requirements, the compensation was payable only upon the attainment of pre-established, objective performance goals under a plan approved by stockholders. In 2014, the EEIP was amended to include specific performance measures to be used for restricted stock awards or discretionary stock options granted to certain Executive Officers and senior managers that were designed to qualify for the performance-based compensation exception under Section 162(m). On December 20, 2018, the EEIP was amended to eliminate certain plan features and limitations that are no longer applicable following the repeal of the qualified performance-based exception under Section 162(m).

The bonuses and stock option awards granted to the Named Executive Officers have been approved, in accordance with the requirements of Section 162(m) and the EEIP, by the Class B Stockholder, who acts with sole authority on such matters. Starting on January 1, 2018, performance-based compensation is no longer excluded from the $1,000,000 limit, unless the compensation was granted under “written binding contracts” in effect as of November 2, 2017, which is the case for all LTE Awards granted by the Company. Prior to 2018, total annual cash compensation paid to any individual executive that has not been performance-based has not exceeded $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under Boston Beer’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Boston Beer’s compensation philosophy, and the Company’s best interests. Boston Beer has not adopted a policy that all executive compensation be fully deductible.

2018 Say-on-Pay Results

In May 2018, the Class A Stockholders cast an advisory vote to approve our Named Executive Officer compensation as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders. Approximately 82% of the shares voted on the matter were cast in support of our Named Executive Officer compensation. The Compensation Committee considered this result, as well as the results of the FW Cook Assessment, and determined that the Company’s compensation policies remained largely appropriate. In 2019, we have continued our philosophy of providing a total potential compensation mix to our Named Executive Officers that balances: (1) competitive base salaries; (2) cash incentive bonuses contingent on Company performance; (3) stock option awards contingent solely on multi-year Company performance; and (4) grants of restricted stock contingent on continued employment.

At the 2019 Annual Meeting, we will hold another advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes in evaluating our executive compensation policies.

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Fiscal Year 2018 Named Executive Officer Compensation

Compensation of David A. Burwick, President & Chief Executive Officer

In February 2017, then President and CEO Martin F. Roper announced his plans to retire in 2018. Following a year-long search for Mr. Roper’s replacement, on January 23, 2018, the Company entered into an offer letter with David A. Burwick (the “Burwick Offer Letter”) to join the Company as President & Chief Executive Officer, which offer was contingent upon subsequent approval by the Board of Directors and the Compensation Committee. The appointment and the details of the Burwick Offer Letter were subsequently approved by the Compensation Committee on February 13, 2018 and the Board of Directors on February 14, 2018. A copy of the Burwick Offer Letter was attached as Exhibit 10.1 to the Form-8K filed by the Company on February 16, 2018. In that Form 8-K, the Company announced that Mr. Burwick would commence service as President and Chief Executive Officer on April 2, 2018.

Mr. Burwick joined the Company with an established track record of innovation and success in the beverage and consumer goods industries, including service on Boston Beer’s Board of Directors since 2005. Mr. Burwick previously served as President and CEO of Peet’s Coffee and Tea from December 2012 to March 2018.

Under his leadership, Peet’s more than doubled its sales and profits over the previous five years. Prior to joining Peet’s, Mr. Burwick served as President of North America for Weight Watchers International, Inc. from April 2010 to December 2012, and in numerous leadership roles at PepsiCo from 1989 through 2009, including as Chief Marketing Officer of Pepsi-Cola North America.

Mr. Burwick’s compensation in 2018 included a base salary, a performance-based bonus made pursuant to the Company’s bonus program, two annual equity grants made pursuant to the Company’s long-term equity program, two one-time restricted stock awards and a one-time signing bonus made for the purposes of recruitment and retention, and assistance with certain relocation costs, all of which was outlined in the Burwick Offer Letter.

Mr. Burwick earned total compensation of $20,037,667 in 2018, a substantial portion of which was attributable to one-time payments, equity awards, and reimbursements made for the purposes of recruiting him to join the Company and retaining him for the long term. The mix of his total compensation for 2018 is set forth below:

President & CEO David A. Burwick’s 2018 Total Compensation Mix
Base Salary Received	$562,500
Performance Bonus Earned	$1,515,000
April 30, 2018 Stock Option Award	$1,000,910
April 30, 2018 Restricted Stock Award	$999,977
Other Compensation	$9,535
One-Time Recruitment RSA #1	$7,749,881
One-Time Recruitment RSA #2	$5,999,864
One-Time Signing Bonus	$1,600,000
One-Time Relocation Assistance	$600,000
TOTAL	$20,037,667

•	Base Salary: Mr. Burwick’s annual base salary of $750,000 was approved by the Compensation Committee and the Board of Directors. For 2018, he earned $562,500 of his annual base salary based on his April 2, 2018 start date.

•	Performance Bonus: As outlined in the Burwick Offer Letter, if the Company achieved the 100% payout level on the 2018 Bonus Scale, Mr. Burwick’s bonus would be 100% of his $750,000 annual base salary and not prorated. The 2018 Bonus Scale is described in more detail below under the heading “Cash Incentive Bonuses.” As noted above, the Company achieved 13% depletions growth under Mr. Burwick’s guidance in Fiscal Year 2018, significantly exceeding growth targets. This represented a significant turnaround from Fiscal Year 2017, in which we experienced a depletions decrease of approximately 7% over Fiscal Year 2016. As described under the “Cash Incentive Bonuses” heading, the Compensation Committee reviewed Fiscal Year 2018 Company performance against the 2018 Bonus Scale and determined that the Company achieved 202% on the scale. The Committee accordingly approved a bonus to Mr. Burwick in the amount of $1,515,000, which was paid in March 2019.

•	Annual Stock Option and Restricted Stock Awards: In February 2018, the Company granted Mr. Burwick: (1) a stock option award that became effective on April 30, 2018, for a total of 9,959 shares, valued at $1,000,910 as of the grant date; and (2) a restricted stock award that became effective on April 30, 2018, for a total of 4,361 shares, valued at $999,977 as of the grant date. These awards have identical vesting requirements and contingencies as the awards granted to the Company’s other Named Executive Officers on January 1, 2018.

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•	Other Compensation: “Other Compensation” includes $8,565 in matching contributions to the Company’s 401(k) plan and $970 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of these benefits as other Company employees.
•	One-Time Recruitment RSAs: In connection with his hiring, the Company granted two “Recruitment RSAs” to Mr. Burwick for the purposes of recruitment and retention, both of which were effective on April 30, 2018.

•	Recruitment RSA #1 is for 33,798 shares, valued at $7,749,881 on the grant date. The vesting of these shares is contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-third of the shares vesting on April 30 in each of the years 2019 through 2021, subject to accelerated vesting upon the occurrence of certain specified events.
•	Recruitment RSA #2 is for 26,166 shares, valued at $5,999,863 on the grant date. The vesting of these shares is contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-half of the shares vesting on April 30 in 2020, and one-quarter of the shares vesting on April 30 in the years 2021 and 2022, subject to accelerated vesting upon the occurrence of certain specified events.

•	One-Time Signing Bonus: In connection with its recruitment of Mr. Burwick, the Company agreed to pay Mr. Burwick a one-time signing bonus of $1,600,000 that was paid in April 2018 and was subject to full forfeiture in the event that Mr. Burwick voluntarily terminated his employment with the Company, other than for certain predefined reasons, prior to April 2, 2019. $800,000 of this bonus remains subject to forfeiture in the event that Mr. Burwick voluntarily terminates his employment with the Company, other than for certain predefined reasons, after April 2, 2019 but before April 2, 2020.
•	One-Time Relocation Assistance: Under the Burwick Offer Letter, the Company also agreed to provide Mr. Burwick with certain relocation assistance related to the sale of his then-current home in California, finding and purchasing a new home in the Boston area, and temporary housing in the Boston area for a limited time period, up to a maximum for all such assistance of $600,000. The Company paid directly or reimbursed Mr. Burwick for $600,000 of such expenses over the course of Fiscal Year 2018.

Excluding the one-time payments, equity awards, and relocation assistance made for the purposes of recruitment and retention, Mr. Burwick earned total compensation of $4,087,922 in 2018, as outlined in the below chart:

President & CEO David A. Burwick’s 2018 Total Compensation Mix Excluding One-Time Recruitment Compensation
Base Salary Received	$562,500
Performance Bonus Earned	$1,515,000
April 30, 2018 Option Award	$1,000,910
April 30, 2018 Restricted Stock Award	$999,977
Other Compensation	$9,535
TOTAL	$4,087,922

Taking into account information from a number of sources, including the FW Cook Assessment, the Compensation Committee believes that Mr. Burwick’s compensation in 2018 was appropriate based on his responsibilities, individual performance and contribution to Boston Beer, Company performance under Mr. Burwick’s leadership, and the costs of recruiting and retaining a new President and CEO with Mr. Burwick’s capabilities and track record. The Compensation Committee also believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Burwick during Fiscal Year 2018. There is no Company-sponsored retirement program for Mr. Burwick other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our employees. Mr. Burwick does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

Compensation of Martin F. Roper, former President & Chief Executive Officer

Prior to his retirement, Mr. Roper served as President and CEO and a member of the Board of Directors since January 2001. He announced his plans to retire on February 2, 2017, and ultimately stepped down from his role as President, CEO, and Director on April 2, 2018, when Mr. Burwick commenced service in those roles. Following that date, Mr. Roper remained employed by the Company to consult with Mr. Burwick on transition matters through May 31, 2018.

In connection with his planned retirement, the Company and Mr. Roper entered into an agreement on February 2, 2017, that set forth the terms and conditions of his continued employment with the Company until his planned retirement (the “Retirement Letter Agreement”). On that same date, the Company and Mr. Roper also entered into a Proprietary Information and Restrictive Covenant Agreement, which outlines certain duties and responsibilities that will remain in effect following his

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retirement (the “Restrictive Covenant Agreement”). Full copies of the Retirement Letter Agreement and the Restrictive Covenant Agreement were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 8-K filed by the Company on February 6, 2017. In the Retirement Letter Agreement, the Company agreed to pay $1,500,000 to Mr. Roper in 54 consecutive monthly equal installments, commencing in December 2018, in consideration of his ongoing compliance with the covenants outlined in the Restrictive Covenant Agreement (each, a “Retirement Payment”).

The mix of Mr. Roper’s compensation in 2018 included a base salary, Retirement Payment, and other miscellaneous benefits. In sum, Mr. Roper earned total compensation of $565,631 in 2018, the mix of which is set forth below:

Former President & CEO Martin F. Roper Compensation Mix in 2018
Base Salary Received	$509,996
Retirement Payment	$27,778
Other Compensation	$27,857
TOTAL	$565,631

•	Base Salary: Mr. Roper’s 2018 base salary of $783,000 was unchanged from his 2017 base salary, which had been established by the Compensation Committee in February 2017. As approved by the full Board on February 14, 2018, the Company paid Mr. Roper his base salary rate from January 1, 2018 through May 31, 2018, except during the month of March 2018, where he was paid a gross monthly salary of $250,000 to focus on CEO transition matters.

•	Retirement Payment: Pursuant to the Retirement Letter Agreement, the Company paid $27,778 to Mr. Roper in December 2018, which was the first installment of the Retirement Payments outlined above.

•	Other Compensation: “Other Compensation” paid to Mr. Roper in 2018 included Company contributions to annual group life insurance, accidental death and dismemberment insurance, short-term disability, long-term disability, and the Company’s 401(k) plan, as well as a fitness reimbursement and the reimbursement of accrued but unused vacation time. In 2018, Mr. Roper was eligible for the same level and offering of these benefits as other Company employees.

Mr. Roper did not receive a performance bonus or equity awards in 2018 due to his previously-announced retirement. The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Roper during Fiscal Year 2018. There is no Company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he received no benefits or perquisites from Boston Beer other than the benefits generally available to our employees. At the end of Fiscal Year 2018, Mr. Roper did not have a severance or change in control arrangement, other than the Retirement Letter Agreement.

Compensation of Named Executive Officers Other than the CEO and former CEO

As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix”, the primary components of the compensation of our Named Executive Officers in 2018, other than Mr. Burwick and Mr. Roper, were as follows.

Base Salary: The following table shows the 2018 base salary and the corresponding percentage increase above the 2017 base salary level of our other Named Executive Officers.

Name	Title	Base Salary for 2018(5)	Percent Increase from 2017 Base Salary
Frank H. Smalla	Treasurer and CFO	$520,000	3.0%
C. James Koch	Chairman and Founder	$415,000	2.5%
John C. Geist	Chief Sales Officer	$520,000	3.0%
Quincy B. Troupe	Senior Vice President, Supply Chain	$389,000	10.0%
Jonathan N. Potter	Former Chief Marketing Officer	$492,000	2.6%

The Compensation Committee considered recommendations made by the CEO for 2018 salary adjustments and concluded that the recommended base salary for each of these Named Executive Officers, as adjusted, was within the appropriate range for his experience and job responsibilities. Mr. Troupe’s salary increase was attributed to supply chain results and demonstrated leadership skills in 2017.

Bonus: For Fiscal Year 2018, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 60% of base salary for Mr. Smalla; (2) 100% of base salary for Mr. Koch; (3) 60% of base salary for Mr. Geist; (4) 50% of base salary for Mr. Troupe; and (5) 50% of base salary for Mr. Potter. Achievement of these bonuses for 2018 was based solely on Company performance against the Company Goals. As described

(5)	On February 13, 2018, the Compensation Committee approved salary increases for our Named Executive Officers to be effective as of March 26, 2018. The amounts shown in the “Base Salary for 2018” column are the annual base salaries approved by the Compensation Committee on that date. The actual pro-rated base salary compensation received in Fiscal Year 2018 was $516,538 for Mr. Smalla, $416,692 for Mr. Koch, $516,538 for Mr. Geist, $380,808 for Mr. Troupe, and $284,804 for Mr. Potter, who separated from the Company on July 31, 2018.

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in the “Cash Incentive Bonuses” section, in February 2019 the Compensation Committee determined that the Company achieved 202% of the Company Goals, based on significantly exceeding the depletions growth, EBIT, and resource efficiency targets in the Bonus Scale. As a result, the Committee approved total bonus payments to our other Named Executive Officers as follows:

Name	Title	2018 Bonus, Paid in March 2019
Frank H. Smalla	Treasurer and CFO	$626,045
C. James Koch	Chairman and Founder	$833,638
John C. Geist	Chief Sales Officer	$626,045
Quincy B. Troupe	Senior Vice President, Supply Chain	$384,616

Mr. Potter was not eligible for a 2018 bonus as he was not employed by the Company on December 31, 2018.

Equity Awards: On January 1, 2018, the Company granted annual stock option awards and restricted stock awards to our Named Executive Officers, which awards had been approved by the Compensation Committee on December 19, 2017 and by the Board of Directors on December 20, 2017. The number of shares awarded and the value of the awards of the grant date for each of these awards are shown in the below chart.

Name	Title	Stock Option Award	Restricted Stock Award
Frank H. Smalla	Treasurer and CFO	3,023 option shares	1,308 shares
		$249,984	$249,959
C. James Koch	Chairman and Founder	1,511 option shares	654 shares
		$124,951	$124,979
John C. Geist	Chief Sales Officer	3,023 option shares	1,308 shares
		$249,984	$249,959
Quincy B. Troupe	Senior Vice President, Supply Chain	2,116 option shares	1,046 shares
		$174,981	$199,891
Jonathan N. Potter	Former Chief Marketing Officer	2,418 option shares	1,046 shares
		$199,953	$199,891

The extent to which the options may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2019 over Fiscal Year 2017. The determination of the eligibility for vesting of these option shares will be made by the Compensation Committee before March 1, 2020. If the primary growth target is achieved, the options will vest as to 33% of the underlying shares on March 1, 2020, 33% on January 1, 2021, and 34% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the secondary growth target is achieved and the primary growth target is not achieved, the options will vest as to 16.5% of the underlying shares on March 1, 2020, 16.5% on January 1, 2021, and 17% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the growth targets are not met.

The restricted stock awards will vest 20% per year on January 1 in each of the years 2019 through 2023, contingent on continued employment on the respective vesting dates, and subject to accelerated vesting upon the occurrence of certain specified events.

Mr. Potter’s awards lapsed in connection with his separation from the Company on July 31, 2018, and he received no value from those awards.

Other: Certain employees are eligible for the reimbursement of relocation, commuting, and living expenses upon hiring and for a limited period thereafter. In Fiscal Year 2018, Mr. Smalla received reimbursement of $52,431 for 2018 expenses and Mr. Potter received reimbursement of $35,077 for 2018 expenses.

As disclosed in a Form 8-K filed by the Company on July 17, 2018, Mr. Potter advised the Company earlier that day that he intended to step down from his position as Chief Marketing Officer effective July 31, 2018. As further disclosed in a Form 8-K filed by the Company on August 9, 2018, Mr. Potter and the Company entered into a separation agreement (the “Potter Separation Agreement”) on August 7, 2018, finalizing the details of his separation from the Company. Under the terms of the Potter Separation Agreement, the Company agreed to pay Mr. Potter: (1) an amount equal to twenty-two weeks of his then-annual base salary, or $208,153.88, less applicable deductions, payable in eleven bi-weekly installments through December 29, 2018; (2) $387,321, less applicable deductions, in a lump sum payment on January 31, 2019, provided that he did not start a new position with another company before November 13, 2018; and (3) $100,000, less applicable deductions, in a lump sum payment on March 31, 2019, provided that he did not start a new position with another company before that date. The Company confirmed that Mr. Potter did not start a new position with another company before November 13, 2018, and therefore paid Mr. Potter the lump sum payment on January 31 The Company was not yet able to determine whether Mr. Potter started a new position with another company before March 31, 2019 as of the printing date of this Proxy Statement.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 16, 2019, and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2018.

Michael Spillane, (Chair) Jean-Michel Valette

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2018 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2018 Named Executive Officers for Fiscal Year 2018, Fiscal Year 2017, and Fiscal Year 2016.

Name and Principal Position	Fiscal Year	Salary	(1)	Bonus	(1)(2)	Restricted Stock Awards	(3)	Option Awards	(3)	Non-Equity Incentive Plan Compensation	(1)	All Other Compensation	(4)	Total
David A. Burwick President & CEO	2018	$562,500		$1,600,000		$14,749,723		$1,000,910	(9)	$1,515,000		$609,535	(5)	$20,060,167
	2017	$41,000	(6)	$0		$0		$114,989	(6)	$0		$0		$155,989
	2016	$41,000	(6)	$0		$0		$114,966	(6)	$0		$0		$155,966
Martin F. Roper Former President & CEO	2018	$509,996		$27,778		$0		$0		$0		$27,857		$565,631
	2017	$783,000		$780,000		$0		$0		$229,262		$9,893		$1,802,155
	2016	$783,000		$0		$0		$22,499,981	(7)(8)	$100,099		$9,742		$23,392,822
Frank H. Smalla Treasurer & CFO	2018	$516,538		$0		$249,959		$249,984	(9)	$626,045		$63,474		$1,715,297
	2017	$505,000		$0		$0		$0		$252,729		$127,746		$885,475
	2016	$500,000		$0		$999,944	(7)	$3,999,991	(7)	$47,940		$116,071		$5,663,946
C. James Koch Chairman	2018	$412,692		$0		$124,979		$124,951	(9)	$833,638		$10,043		$1,518,685
	2017	$405,000		$0		$0		$224,958	(9)	$148,230		$9,893		$788,081
	2016	$405,000		$0		$0		$223,226	(10)	$64,719		$9,742		$702,687
John C. Geist Chief Sales Officer	2018	$516,538		$0		$249,959		$249,984	(9)	$626,065		$17,643		$1,669,466
	2017	$505,000		$0		$0		$0		$252,729		$9,893		$767,622
	2016	$500,000		$0		$0		$4,837,771	(7)	$47,940		$19,550	(11)	$5,405,261
Quincy B. Troupe Sr. Vice President Supply Chain	2018	$380,808		$0		$199,891		$174,981	(9)	$384,616		$11,043		$1,157,050
	2017	$352,699		$0		$0		$0		$147,425		$9,893		$510,017
	2016	$350,000		$0		$749,814	(7)	$1,999,952	(7)	$26,352		$32,402		$3,138,327
Jonathan N. Potter Chief Marketing Officer	2018	$284,804		$695,475		$199,891	(12)	$199,953	(9)(12)	$0		$54,043		$1,434,165
	2017	$479,750		$250,000		$0		$0		$200,077		$196,915		$876,742
	2016	$200,961		$0		$599,841	(7)(12)	$2,749,955	(7)(12)	$16,057		$77,319		$3,644,133

(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.

(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance, in connection with hiring, or for other reasons.

(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2018 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2019.

(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company’s medical plan paid in the respective year, accrued but unused paid time of paid to former employees, fitness reimbursements, and Relocation Assistance. In Fiscal Year 2018, Mr. Burwick received $600,000 in Relocation Assistance, Mr. Smalla received $52,431 in Relocation Assistance, and Mr. Potter received $35,077 in Relocation Assistance. In Fiscal Year 2017, Mr. Smalla received $117,853 in Relocation Assistance and Mr. Potter received $187,022 in Relocation Assistance. In our 2017 Proxy Statement, which was mailed on April 7, 2017, we reported that Mr. Smalla received $87,177 in Relocation Assistance and Mr. Potter received $55,400 in Relocation Assistance in Fiscal Year 2016. Subsequent to the mailing of the 2017 Proxy Statement, Mr. Smalla received reimbursement of an additional $19,152 in in Relocation Assistance incurred in Fiscal Year 2016 and Mr. Potter received reimbursement of an additional $18,314 in Relocation Assistance incurred in Fiscal Year 2016. In Fiscal Year 2016, Mr. Troupe received 22,709 in Relocation Assistance.

(5)	Mr. Burwick received a payment of $865 in December 2018 as a result of a 401(k) Company match administrative error, which is included in the $609,535 in other compensation. In 2019, the Company recovered these funds from Mr. Burwick.

(6)	Includes standard Director compensation received by Mr. Burwick for service on the Company’s Board of Directors.

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(7)	Grant contains long-term retention service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.

(8)	Mr. Roper retired from the Company on May 31, 2018. Accordingly, this award lapsed.

(9)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Discretionary Stock Options.” The value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria for these awards has been met before March 1, 2020.

(10)	Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2017, the Compensation Committee determined that the performance criteria had not been achieved and therefore all of the shares lapsed.

(11)	Mr. Geist received a payment of $9,808 in March 2016 as a result of an administrative error. In February 2017, the Compensation Committee determined not to seek recovery of these funds from Mr. Geist.

(12)	On July 31, 2018, Mr. Potter separated from the Company. Accordingly, these awards lapsed.

Other than the relocation expenses outlined herein, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP, and other Executive Officers receive no additional benefit under the ISP as other ISP Eligible Employees. On December 29, 2018, Mr. Geist and Mr. Smalla held unvested Investment Shares.

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Grants of Plan-Based Awards in Fiscal Year 2018

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2018 performance, the actual stock options to purchase Class A Shares granted during Fiscal Year 2018, the actual restricted stock awards for Class A Shares granted during Fiscal Year 2018, and the grant date fair value of the equity awards.

				Estimated			Estimated				All Other
				Possible Payouts			Possible Payouts				Option	All Other		Exercise			Grant
				Under Non-Equity			Under Equity				Awards:	Stock		or Base		Closing	Date Fair
				Incentive Plan			Incentive Plan				Number of	Awards:		Price		Price on	Value of
				Awards		(1)	Awards			(4)	Securities	Number		of Option		Date of	Option
	Grant	Approval		Target	Maximum		Target		Maximum		Underlying	of Shares		Awards		Grant	Awards
Name	Date	Date		($)	($)		(sh)		(sh)		Options	of Stock		($/sh)		($/sh)	($)(2)
David A. Burwick	4/30/2018	2/14/2018	(5)	$750,000	$1,875,000		9,959		9,959		0	64,325	(6)	$229.30	(5)	$229.30	$100.50
Martin F. Roper	—	—		—	—		—		—		—	—		—		—	—
Frank H. Smalla	1/1/2018	12/19/2017	(3)	$309,923	$759,807		3,023		3,023		0	1,308		$191.10	(3)	$191.10	$82.69
C. James Koch	1/1/2018	12/19/2017	(3)	$412,692	$1,031,730		1,511		1,511		0	654		$191.10	(3)	$191.10	$82.69
John C. Geist	1/1/2018	12/19/2017	(3)	$309,923	$759,807		3,023		3,023		0	1,308		$191.10	(3)	$191.10	$82.69
Quincy B. Troupe	1/1/2018	12/19/2017	(3)	$190,404	$476,010		2,116		2,116		0	1,046		$191.10	(3)	$191.10	$82.69
Jonathan N. Potter	1/1/2018	12/19/2017	(3)	—	—		2,418	(6)	2,418	(6)	0	1,046	(7)	$191.10	(3)	$191.10	$82.69
(1)	Bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial statements for Fiscal Year 2018, included in the Company’s Annual Report on Form 10-K filed with SEC on February 20, 2019.
(3)	On December 19, 2017, upon the recommendation of the Compensation Committee, the Board of Directors granted the above stock options effective as of January 1, 2018, with an exercise price equal to the closing price of the Company’s stock on the last trading day immediately prior to the effective date.
(4)	The option vests at 33.3% per year starting on March 1, 2020, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2019 over 2017 is equal to or greater than 2%, but less than 3.5%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company’s net revenue in 2019 over 2017 is equal to or greater than 3.5%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule.
(5)	On February 14, 2018, upon the recommendation of the Compensation Committee, the Board of Directors granted a stock option award to Mr. Burwick to be effective as of April 30, 2018, with an exercise price equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date.
(6)	Includes the “Recruitment RSAs” awarded to Mr. Burwick on April 30, 2018, which are outlined in more detail in the CD&A section of this Proxy Statement.
(7)	In July 2018, Mr. Potter separated from the company. Accordingly, this award lapsed.

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Outstanding Equity Awards at 2018 Fiscal Year End

The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding at December 29, 2018.

			Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(18)
David A. Burwick	5,000	(1)	—		—		$29.33	06/01/2019	26,166	(3)	$6,248,964
	5,000	(1)	—		—		$61.86	05/25/2020	33,798	(4)	$8,071,638
	5,000	(1)	—		—		$80.52	05/24/2021	4,361	(5)	$1,041,494
	2,481	(1)	—		—		$104.68	05/22/2022
	1,644	(1)	—		—		$151.49	05/28/2023
	1,116	(1)	—		—		$214.83	06/04/2024
	940	(1)	—		—		$262.25	05/27/2025
	1,560	(1)	—		—		$157.58	05/25/2026
	1,698	(1)	—		—		$140.05	05/18/2027
	—		—		9,959	(2)	$229.30	04/30/2028
Martin F. Roper	—		—		—		—	—	—		—
Frank H. Smalla	—		44,837	(6)	—		$192.26	2/23/2026	1,734	(8)	$414,114
	—		—		3,023	(7)	$191.10	12/31/2027	1,308	(9)	$312,377
C. James Koch	9,500	(10)	—		—		$46.60	12/31/2019	654	(9)	$156,188
	2,500	(11)	—		—		$95.09	12/31/2020
	4,800	(12)	—		—		$108.56	12/31/2021
	4,725	(13)	—		—		$134.45	12/31/2022
	1,712	(14)	428	(14)	—		$241.79	12/31/2023
	—		—		2,745	(15)	$169.85	12/31/2026
	—		—		1,511	(7)	$191.10	12/31/2027
John C. Geist	—		16,000	(16)	—		$95.09	12/31/2020	1,308	(9)	$312,377
	—		50,096	(17)	—		$201.91	12/31/2025
	—		—		3,023	(7)	$191.10	12/31/2027
Quincy Troupe	—		22,418	(6)	—		$192.26	2/23/2026	1,300	(8)	$310,466
	—		—		2,116	(7)	$191.10	12/31/2027	1,046	(9)	$249,806
Jonathan N. Potter	—		—		—		—	—	—		—
(1)	Stock option awards granted under the Director Option Plan, prior to Mr. Burwick’s appointment as President and CEO.
(2)	Stock option award granted on April 30, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will best on March 1 in each of the years 2020 to 2022.
(3)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 50% of the shares will vest on April 30, 2020, 25% of the shares will vest on April 30, 2021, and 25% of the shares will vest on April 30, 2022.
(4)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, one-third of the shares will vest on April 30 in the years 2019, 2020, and 2021.
(5)	RSA granted on April 30, 2018. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(6)	Stock option award granted on February 23, 2016. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on February 23 in the years 2019 to 2023.

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(7)	Stock option award granted on January 1, 2018. Contingent on certain performance criteria being met and continued employment on the applicable vesting dates, one-third of the shares will best on March 1 in each of the years 2020 to 2022.
(8)	RSA granted on February 23, 2016. Contingent on continued employment by the Company on the applicable vesting date, one-third of the shares vested or will vest on February 23 in the years 2017 to 2019.
(9)	RSA granted on January 1, 2018. Contingent on continued employment by the Company on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(10)	Stock option award granted January 1, 2010 and fully vested as of January 1, 2015.
(11)	Stock option award granted January 1, 2011 and fully vested as of January 1, 2016.
(12)	Stock option award granted January 1, 2012 and fully vested as of January 1, 2017.
(13)	Stock option award granted January 1, 2013 and fully vested as of January 1, 2018.
(14)	Stock option award granted January 1, 2014. As the performance criteria were met, shares vested or will vest at the rate of 20% per year on March 1, 2015 and in January 1 in the years 2016 to 2019.
(15)	Stock option award granted January 1, 2017. Contingent on certain performance criteria being met and continued employment on the applicable vesting dates, one-third of the shares will best on March 1 in each of the years 2020 to 2022.
(16)	Stock option award granted January 1, 2011. Contingent on continued employment by the Company on the applicable vesting date, 60% of the shares vested on January 1, 2016 and 10% of the shares vested or will vest on January 1 in the years 2017 to 2020.
(17)	Stock option award granted on January 1, 2016. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares will vest on January 1 in the years 2021 to 2024.
(18)	Market value of shares that have not vested is calculated using a stock price of $238.82, which is the closing price of the Company’s stock on the last trading day in Fiscal Year 2018.

Option Exercises and Stock Vested in Fiscal Year 2018

The following table sets forth information regarding options exercised by our Named Executive Officers in Fiscal Year 2018, RSAs previously granted to our Named Executive Officers that vested during Fiscal Year 2018, and information regarding the value realized on such exercises and vestings.

	Option Awards			Restricted Stock Awards
	No. of Shares
	Acquired on
	Exercise		Value Realized	No. of Shares	Value Realized
Name	(#)		on Exercise	Vested (#)	on Vesting
David A. Burwick	5,000	(1)	$751,900	—	—
Martin F. Roper	150,773		$22,929,911	—	—
Frank H. Smalla	—		—	1,734	$289,405
C. James Koch	—		—	—	—
John C. Geist	8,000		$745,890	—	—
Quincy B. Troupe	—		—	1,300	$216,970
Jonathan N. Potter	—		—	—	—
(1)	Stock option award was granted pursuant to our Director Option Plan, prior to Mr. Burwick being appointed as our President and CEO.

Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer: (1) he will devote such time and effort, as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

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Non-Compete Agreements

Except for employees covered by a collective bargaining agreement (“CBA”), all full-time employees of Boston Beer, including each of the Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits the employee from accepting employment with a competitor for a specified time period after leaving Boston Beer. Nevertheless, all employees of Boston Beer not covered by a CBA are employed “at-will.”

Change in Control Provisions in LTE Awards

Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried employees. As of the end of Fiscal Year 2018, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. Similarly, all outstanding option awards granted under the EEIP on or after January 1, 2016, including those granted to Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the option holder without cause or good reason within 12 months of the Change in Control.

Mr. Roper’s Separation Agreements

In connection with Mr. Roper’s retirement, he and the Company entered into the Retirement Letter Agreement and the Restrictive Covenant Agreement, copies of which were attached as Exhibits 10.1 and 10.2, respectively, to the Form 8-K filed by the Company on February 6, 2017.

The Retirement Letter Agreement provided the terms and conditions of Mr. Roper’s continued employment with the Company until his planned retirement. Pursuant to the terms of the agreement, Mr. Roper stepped down from his position as President and Chief Executive Officer when Mr. Burwick assumed those roles on April 2, 2018, but remained available in an advisory role to consult with Mr. Burwick on transition matters though May 31, 2018 (his “Retirement Date”). Mr. Roper’s 2018 compensation arrangements, which are described in detail under the heading “Compensation of Martin F. Roper, former President & Chief Executive Officer”, are also outlined in the Retirement Letter Agreement.

Under the terms of the Retirement Letter Agreement, the Company agreed that it would not terminate Mr. Roper’s employment prior to his Retirement Date, except under certain limited circumstances involving malfeasance, willful and continued failure to substantially perform duties, or willful violations of the restrictive covenants set forth in the Restrictive Covenant Agreement described below. As such, the last tranche of his January 1, 2008 stock option award vested and became exercisable on January 1, 2018 in accordance with its previously-reported terms. Additionally, in consideration of Mr. Roper’s ongoing commitments under the Restrictive Covenant Agreement, Mr. Roper is entitled to a Retirement Payment in the amount of $1,500,000, payable in 54 substantially equal consecutive monthly installments, which installments commenced in December 2018. The Retirement Letter Agreement also includes a mutual release of claims, non-disparagement covenants, and other provisions customary for agreements of this type.

The Restrictive Covenant Agreement contains various covenants relating to confidentiality, non-competition, and non-solicitation of Company employees. The restrictive covenants relating to non-competition and non-solicitation will continue in effect for a period of five (5) years after Mr. Roper’s Retirement Date. In addition to any other remedies available to the Company at law or in equity, in the event of a breach by Mr. Roper of the non-competition or non-solicitation provisions of the Restrictive Covenant Agreement, or of his non-disparagement obligations under the Retirement Letter Agreement, (a) Mr. Roper will forfeit any unpaid Retirement Payment amounts; and (b) the Company will be entitled to recover from Mr. Roper an amount equal to the unamortized net after-tax appreciation realized, by him from the exercise of the portion of his stock option award that vested on January 1, 2018.

Mr. Potter’s Separation Agreement

As disclosed in a Form 8-K filed by the Company on July 17, 2018, Mr. Potter advised the Company earlier that day that he intended to step down from his position as Chief Marketing Officer effective July 31, 2018. Mr. Potter and the Company entered into the Potter Separation Agreement on August 7, 2018, which was attached as Exhibit 10.1 to a Form 8-K filed by the Company on August 9, 2018. Pursuant to that agreement, the Company agreed to make certain separation payments to Mr. Potter following his separation date, subject to certain conditions. The separation payments made to Mr. Potter are described in more detail under the heading “Compensation of Named Executive Officers Other than the CEO and former CEO” above. In the Potter Separation Agreement, Mr. Potter also provided a general release of claims against the Company and reaffirmed that he will continue to comply with the confidentiality, non-compete, and non-solicitation obligations in his employment agreement.

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Potential Payments Upon Termination or Change in Control

As of December 29, 2018, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control of Boston Beer. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 29, 2018. On that date, the market price of Boston Beer Class A Common Stock was $238.82.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Mr. Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, and the term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly-situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all salaried employees.

David A. Burwick

In the hypothetical event of Mr. Burwick’s death, disability, or Qualified Termination on December 29, 2018, he (or his estate in the event of death) would have had:

•	9,959 option shares immediately vest pursuant to his April 30, 2018 stock option award, exercisable at a price of $229.30. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $94,810.

•	64,325 restricted shares immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $15,362,097.

Altogether, Mr. Burwick would have received gross income of $15,456,907 in the hypothetical events described above.

Martin F. Roper

Mr. Roper had no outstanding equity as of December 29, 2018, and therefore would not have received any income upon his death or disability. However, as outlined in the Retirement Letter Agreement, in the hypothetical event of Mr. Roper’s death on that date, his estate would have been entitled to continue to receive the Retirement Payments on the same installment schedule had he not died.

Frank H. Smalla

In the hypothetical event of Mr. Smalla’s death, disability, or Qualified Termination on December 29, 2018, he (or his estate in the event of death) would have had:

•	44,837 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $2,087,611.

•	3,023 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $144,258.

•	3,042 restricted shares immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $726,490.

Altogether, Mr. Smalla would have received gross income of $2,958,359 in the hypothetical events described above.

THE BOSTON BEER COMPANY, INC. 2019 Proxy Statement	47

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C. James Koch

In the hypothetical event of Mr. Koch’s death, disability, or Qualified Termination on December 29, 2018, he (or his estate in the event of death) would have had:

•	428 option shares immediately vest pursuant to his January 1, 2014 stock option award, exercisable at a price of $241.79. As the exercise price was greater than the market price on that date, Mr. Koch would not have realized any income from this award.

•	2,745 option shares immediately vest pursuant to his January 1, 2017 stock option award, exercisable at a price of $169.85. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $189,323.

•	1,511 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $72,105.

•	654 restricted shares immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $156,188.

Altogether, Mr. Koch would have received gross income of $417,616 in the hypothetical events described above.

John C. Geist

In the hypothetical event of Mr. Geist’s death, disability, or Qualified Termination on December 29, 2018, he (or his estate in the event of death) would have had:

•	16,000 option shares immediately vest pursuant to his January 1, 2011 stock option award, exercisable at a price of $95.09. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $2,299,680.

•	50,096 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,849,043.

•	3,023 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $144,258.

•	1,308 restricted shares immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $312,377.

Altogether, Mr. Geist would have received gross income of $4,605,357 in the hypothetical events described above.

Quincy B. Troupe

In the hypothetical event of Mr. Troupe’s death, disability, or Qualified Termination on December 29, 2018, he (or his estate in the event of death) would have had:

•	22,418 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he and sold those shares at the market price on that date, he would have received gross income of $1,043,782.

•	2,116 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $100.976.

•	2,346 restricted shares immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $560,272.

Altogether, Mr. Troupe would have received gross income of $1,705,029 in the hypothetical events described above.

Jonathan N. Potter

Mr. Potter had no outstanding equity as of December 29, 2018, and therefore would not have received any income upon his death or disability. However, in the hypothetical event of Mr. Potter’s death on that date, his estate would have been entitled to continue to receive any payments due under the Potter Separation Agreement, on the same payment schedule, had he not died.

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Pay Ratio Disclosure

As a result of the recently-adopted rules under the Dodd-Frank Act, beginning with our 2018 Proxy Statement, the SEC required disclosure of the CEO to median employee pay ratio. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2018 Mr. Burwick earned annual total compensation of $20,037,667. During that same period, our median employee’s annual total compensation was $75,749. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee is outlined below.

Position	Salary	Performance Bonus	Signing Bonus	Equity Awards	Other Comp	Total
CEO	$562,500	$1,515,000	$1,600,000	$15,750,632	$609,535	$20,037,667
Median Employee	$63,650	$8,580	$0	$0	$3,519	$75,749

For the purposes of determining the 2018 annual total compensation of the CEO and the median employee, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, company contributions to health savings accounts, fitness reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable). In determining the median employee, a list was prepared of all employees of the Company as of October 3, 2017, excluding the CEO and employees on leaves of absence. The list was ranked by total compensation, including salary, cash bonus, equity awards and the other compensation elements listed above, and the median employee was selected from that ranking. We believe there has been no change in the Company’s employee population or employee compensation arrangements that would significantly affect our 2018 pay ratio disclosure. The median employee selected in 2017 left the Company in 2018; for the current year analysis, as permitted under SEC rules, we selected another employee that has substantially similar compensation as the previously identified median employee. As a result, we estimate that Mr. Burwick’s 2018 annual total compensation was approximately 264 times that of our median employee.

Excluding the one-time payments, equity awards, and relocation assistance made for the purposes of recruitment and retention, Mr. Burwick earned total compensation of $4,087,922 in 2018, the breakdown of which is outlined below.

Position	Salary	Performance Bonus	Equity Awards	Other Comp	Total
CEO	$562,500	$1,515,000	$2,000,887	$9,535	$4,087,922
Median Employee	$63,650	$8,580	$0	$3,519	$75,749

Excluding the recruitment compensation, we estimate that Mr. Burwick’s annual total compensation in 2018 was approximately 54 times that of our median employee.

THE BOSTON BEER COMPANY, INC. 2019 Proxy Statement	49

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Audit Information

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2018 and Fiscal Year 2017.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2018 and 2017. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2018 and Fiscal Year 2017 are as follows:

	2018	2017
Audit Fees	$690,000	$639,640
Audit-Related Fees(1)	$77,175	$74,680
Tax Fees(2)	$249,650	$54,132
TOTAL	$1,016,825	$768,452

(1)	Audit-related fees in 2018 and 2017 represent fees paid to Deloitte for work related to the Company’s 401(k) and pension plans.

(2)	Tax fees in 2018 and 2017 represent fees paid to Deloitte for federal and state tax return compliance assistance, including tax accounting method changes related to the 2017 Tax Cuts and Jobs Act.

Representatives of Deloitte are expected to be present at the 2019 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report6

The Audit Committee, which is comprised of three independent Directors, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2018 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee met privately with representatives of Deloitte, our Director of Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2018 filed with the SEC.

Jean-Michel Valette (Chair) David P. Fialkow Michael Spillane

6	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Environmental Considerations and Sustainability

We are committed to protecting the environment and continue to look for ways to minimize waste, increase recycling, and maximize the effective use of natural resources throughout our operations. We routinely conduct assessments of our breweries and other facilities to ensure compliance with applicable environmental regulations and best practices. Our employees are a key component of these environmental and sustainability initiatives as well, so we invest in training, education, and awareness programs to support those efforts.

As a company, we recycle and reuse many of our materials. In certain states, the Company works with its distributors to collect, clean, and refill its glass bottles. Scrap glass generated from our bottling operations is sent to a glass recycler. We collect beer beyond its freshness date and recycle materials where possible. We recycle packaging materials, including old or defective corrugated paper packaging containers, plastic shrink-wrap and plastic banding, which we send to local recycling facilities. Our breweries refurbish damaged wooden pallets that are returned to us by our wholesalers. Additionally, we also aggressively recycle our brewing byproduct -- our spent grain and yeast is sent to local dairy farmers for use as animal feed or soil fertilizers and we’ve invested in carbon dioxide (CO2) recovery systems that allow us to capture and reuse CO2 for carbonation and other brewery related processes.

We have “Green Teams” at our breweries where we focus on reducing, re-using, and recycling materials, as well as promoting environmental awareness through communications and events. Renovations at our breweries have increased our energy efficiency over the years. For example, at our Pennsylvania brewery, we have upgraded energy efficient foam insulation in our beer aging cellars, installed new high-efficiency lighting systems and motion sensors to turn lights on and off when not in use, and replaced existing fittings with energy-saving fixtures on our pumps and motors. We also established processes for recycling other materials, including office paper, batteries, lamps, e-waste, steel, and used oil from equipment maintenance.

As our products leave our breweries to be transported to wholesalers across the country, we have instituted a “no idling” requirement at our breweries for all transportation carriers in order to reduce CO2 emissions and save fuel. We have also increased the load weight efficiencies on our trucks and the use of rail transportation for shipments from our breweries and transport of raw materials.

Social Responsibility

In 2008, we launched our core philanthropic initiative, Samuel Adams Brewing the American Dream. In partnership with Accion, one of the nation’s largest non-profit micro-lenders, the program supports small business owners in the food, beverage, and brewing industries through access to business capital, coaching, and new market opportunities. The goal is to help strengthen small businesses, create local jobs, and build vibrant communities. Since the inception of the Samuel Adams Brewing the American Dream program, we have worked together with Accion to loan more than $30 million to more than 2,000 small business owners who have subsequently repaid these loans at a rate of more than 96%. Company employees, together with local business partners and community organizations, have provided coaching and mentoring to more than 11,000 business owners across the country. In our estimation, these efforts have helped to create or maintain more than 7,600 local jobs.

THE BOSTON BEER COMPANY, INC. 2019 Proxy Statement	51

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Voting Matters For 2019 Annual Meeting

Item 1:	Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Michael Spillane, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. All three are incumbent Class A Directors. Ms. Joyce was appointed to the Board by the Nominating/Governance Committee in March 2019 to fill the vacancy left by Mr. Tanner’s passing. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:	Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2017 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board determined that we will conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of Boston Beer’s Named Executive Officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the Named Executive Officer compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2018, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

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Item 3:	Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that David A. Burwick, David P. Fialkow, Cynthia A. Fisher, and C. James Koch be elected as Class B Directors for a one-year term. All four are incumbent Class B Directors. Class B Directors are elected by the Class B Stockholder at the Annual Meeting.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all nominees for Class B Director.

Item 4:	Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2019.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2019.

Under Boston Beer’s By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2019.

Stockholder Proposals for 2020 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2020 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 6, 2019. If a stockholder wishes to present a proposal at the 2020 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 7, 2020, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

THE BOSTON BEER COMPANY, INC. 2019 Proxy Statement	53

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Other Information

Annual Report

A copy of the 2018 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

By order of the Board of Directors,

Michael G. Andrews
Corporate Secretary

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SAMUEL ADAMS®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm, (Eastern Standard Time), on May 15, 2019

Online
Go to **www.envisionreports.com/SAM** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SAM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Meghan V. Joyce   02 - Michael Spillane   03 - Jean-Michel Valette

☐ Mark here to vote FOR all nominees   ☐ Mark here to WITHHOLD vote from all nominees   ☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Advisory vote to approve our Named Executive Officers' executive compensation.	☐	☐	☐

Such other matters may properly come before the meeting or at any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

030STE

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2019 Annual Meeting Admission Ticket

May 16, 2019, 9:00am EST
The Samuel Adams Brewery
30 Germania Street
Boston, MA 02130

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/SAM

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Boston Beer Company, Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2019

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Thursday, May 16, 2019 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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SAMUEL ADAMS

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Meghan V. Joyce 02 - Michael Spillane 03 - Jean-Michel Valette

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Advisory vote to approve our Named Executive Officers' executive compensation.	☐	☐	☐

Such other matters may properly come before the meeting or at any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

030SUE

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